EXHIBIT 10.1

EMPLOYMENT AGREEMENT

     THIS AGREEMENT, effective as of March 20, 2002 (the “Effective Date”), is made and entered into by and between The Corporate Executive Board Company, a Delaware corporation (hereinafter “the Company”), and Michael A. Archer (hereinafter the “Executive”).

     WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company; and

     WHEREAS, the Company and the Executive have agreed on the terms and conditions of the Executive’s employment with the Company; and

     WHEREAS, the Company and the Executive desire to memorialize the terms and conditions of the Executive’s employment with Company in a written and binding contract.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

     1.    Employment

             The Company hereby agrees to employ the Executive as of the Effective Date, on the terms and conditions stated herein, to perform and discharge such services and duties as are reasonably required of the General Manager, Sales and Marketing, of the Company, and such other substantially similar services and substantially similar duties as he may be assigned from time to time by the Company’s Chief Executive Officer. The Executive agrees to accept such employment with the Company as of the Effective Date on the terms and conditions stated herein, and to devote his full and best efforts, energies and abilities to the Company on a full time basis.

     2.    Term

             The term of this Agreement shall commence as of the Effective Date and shall continue until this Agreement is terminated pursuant to Section 6 below. The Executive may be terminated by the Company at will at any time. However, a termination of the Executive shall be governed by the provisions of Section 6 below.

     3.    Compensation

             a.    Signing Bonus

             The Company shall pay the Executive, on or prior to the Effective Date, a signing bonus in the amount of Fifty Thousand Dollars ($50,000.00), subject to the repayment provisions set forth in Section 6(c) below.

             b.    Base Salary

             As compensation for services rendered by the Executive during his employment under this Agreement, the Company shall, commencing with the Effective Date, pay the Executive a base salary at the rate of Three Hundred Thousand Dollars ($300,000.00) per annum. All salary payments hereunder shall be payable in substantially equal installments in accordance with the Company’s policy governing salary payments to executive employees generally, but in no case will installments be paid less than two times per month. The Company shall review the Executive’s salary periodically, but not less frequently than on an annual basis, and may, in its sole discretion, grant increases to the Executive’s salary rate. The Employee shall first be eligible for an increase in his annual base salary effective as of March 1, 2003.

             c.    Stock Options

             As additional compensation for services rendered by the Executive during his employment under this Agreement, as of the Effective Date, the Company shall grant the Executive the right and option to purchase One Hundred Thousand (100,000) shares of $.01 par value Common Stock of the Company at the then prevailing fair market value of the Company, subject to the terms and conditions of the Company’s 2001 Stock Incentive Plan and as set forth in the Stock Option Agreement between the Company and the Executive (the “Option Agreement”). Such options shall vest and become exercisable at the rate of 25% on each of the first, second, third and fourth anniversaries of the Effective Date and shall, to the fullest extent permitted under Section 422 of the Internal Revenue Code, be “incentive stock options,” and otherwise shall be nonqualified stock options. The Option Agreement, which is hereby incorporated herein in its entirety by this reference, shall be executed contemporaneously with this Agreement.

             d.    Performance Bonus

             The Executive shall be eligible for an annual performance bonus of up to Four Hundred Thousand Dollars ($400,000.00) with a target bonus of Three Hundred Thousand Dollars ($300,000.00); provided, however, that (i) the bonus for the period beginning on the Effective Date and ending on December 31, 2002 shall in no event be less than One Hundred Thousand Dollars ($100,000.00) and (ii) Executive shall be eligible to earn the maximum possible performance bonus of Four Hundred Thousand Dollars ($400,000.00) for the period beginning on the Effective Date and ending on December 31, 2002, and this performance bonus shall not in any circumstances be prorated due to the Executive’s hiring during calendar year 2002. The amount of such bonus shall be determined under a policy adopted by the Company, and any bonus payable hereunder shall be paid in accordance with the Company’s usual practices. The Executive and the Company shall cooperate in determining the objectives that shall be taken into account for purposes of determining the amount of the performance bonus hereunder, and such objectives shall be finalized no later than sixty (60) days after the Effective Date.

             e.    Moving Expenses

             The Company shall pay the Executive’s reasonable moving expenses for his relocation to the Washington, D.C. area. It is expected that such moving expenses shall total approximately Twenty-Five Thousand Dollars ($25,000.00), and the Company shall pay or reimburse such amounts upon being furnished copies of appropriate receipts by the Executive. In the event that the Executive determines in his reasonable discretion that his moving expenses will exceed Twenty-Five Thousand Dollars ($25,000.00), the Company shall obtain quotes from three (3) moving companies reasonably agreed to by the Executive and the Company regarding the cost of moving the Executive’s property to the Executive’s new residence, and the Company shall determine which of such moving companies to engage and shall pay the amount of moving expenses charged by such company. The Company will not pay any expenses associated with the Executive’s sale of his current residence or his purchase of a new residence. The Company shall pay for all transportation costs for Executive and his family during the move.

             f.    Temporary Housing

             For the period commencing on the Effective Date and ending on the earlier of (i) 120 days thereafter or (ii) when the Executive moves into a new home in the Washington, D.C. area, the Company shall pay the Executive’s reasonable temporary housing expenses.

              g.    Benefits

             The Company shall provide the Executive with all of the standard benefits it provides to other executive employees who are similarly situated, as such benefits may be modified from time to time, including without limitation vacation/paid time off, holidays, sick leave, group health insurance, short term and long term disability insurance, life insurance and participation in the Company’s 401(k) plan.

              h.    Expenses

             The Company shall reimburse the Executive for all reasonable and necessary business expenses incurred by him in the performance of his duties hereunder, in accordance with its policies, and provided they are vouchered in a form satisfactory to the Internal Revenue Service and consistent with the Company’s policy for the deduction of such expenses.

     4.    Compliance With Other Agreements

             The Executive represents and warrants that his performance hereunder shall not conflict with any other agreements to which he was or is a party. He further represents and warrants that he will not use in his performance hereunder any information, material or documents of a former employer which are trade secrets or are otherwise confidential or proprietary to said employer, unless he has first obtained written authorization from such former employer for their possession or use. The Executive agrees not to enter into any agreement, either written or oral, which may conflict with this Agreement, and he authorizes the Company to make known the terms of this Agreement to any person or entity, including, but not limited to, members of the Company and future employers of the Executive.

     5.    Exclusive Services, Confidential Information, Business Opportunities, Non-Competition, Non-Solicitation and Work
             Product

             Contemporaneous with their execution of this Agreement, the Executive and the Company shall execute the Company’s Agreement Concerning Exclusive Services, Confidential Information, Business Opportunities, Non-Competition, Non-Solicitation and Work Product (“Non-Competition Agreement”), which is hereby incorporated herein in its entirety by this reference.

     6.    Termination

               a.    By The Company

                       (i)    Termination for Cause

                                 The Company may terminate the employment of the Executive for Cause at any time upon three (3) months prior written notice to the Executive. For purposes of this Agreement, “Cause” for termination shall mean the commission of an act of fraud or theft against the Company; conviction for any felony; conviction for any misdemeanor involving moral turpitude which might, in the Company’s opinion, cause embarrassment to the Company; significant violation of any material Company policy; willful non-performance of material duties which is not cured within thirty (30) days after written notice thereof to the Executive; or violation of any material District of Columbia, state or federal laws, rules or regulations in connection with or during performance of the Executive’s work which, if such violation is curable, is not cured within thirty (30) days after notice thereof to the Executive. In the event of a termination pursuant to this Section 6(a)(i), the Company may at any time prior to the expiration of the notice period relieve the Executive of his duties and pay him his salary in lieu of notice for the remainder of such period. In the event of termination pursuant to this Section 6(a)(i), the Executive shall not be entitled to any further compensation or benefits from the Company, except for such compensation or benefits which have been earned prior to the date of termination pursuant to the express terms of this Agreement or the Option Agreement; and provided further that the Executive shall continue to be treated as an employee during the three (3) month period following written notice to the Executive for purposes of vesting in stock options granted pursuant to Section 3(c) above, regardless of whether the Executive actually remains an employee during such period.

                       (ii)    Termination Without Cause

                                  The Company may, in its sole discretion, without Cause or without any other reason whatsoever, terminate the Executive’s employment at any time. A termination without Cause shall not include death or Disability (as defined in Section 6(b) below) or a termination by the Executive under Section 6(c) below. In the event of a termination without Cause pursuant to this Section 6(a)(ii), (A) the Company shall pay the Executive an amount equal to one year’s annual base salary of the Executive at the time of such termination, plus an additional One Hundred Thousand Dollars ($100,000.00), (B) all options granted to the Executive pursuant to Section 3(c) hereof shall fully vest and become exercisable immediately (so that 100% of all options granted pursuant to Section 3(c) shall be fully vested) and such options shall expire within 90 days of such termination without Cause, and (C) for the one year period beginning on the termination date and ending on the one-year anniversary of the termination date, the Company shall pay directly to the COBRA administrator all premiums for medical, dental, and vision benefits (other than the portion of the medical, dental and vision benefits premium for which Executive paid immediately prior to the termination date). The Executive shall not be entitled to any further compensation or benefits from the Company, except for such compensation or benefits which have been earned prior to the date of termination pursuant to the express terms of this Agreement or the Option Agreement.

               b.         Death or Disability

                            The Executive’s employment shall be terminated in the event of his death or Disability. The term “Disability” shall mean a serious and permanent medical incapacity or disability that precludes the Executive from performing professional work. The Company, at its option and expense, shall be entitled to retain a physician reasonably acceptable to the Executive to confirm the existence of such incapacity or disability. In the event of death or Disability as referred to in the Option Agreement, all options granted to the Executive shall become fully vested as provided therein. In addition, in the event of termination under this Section 6(b), neither the Executive nor his estate shall be entitled to any compensation or benefits from the Company, except for such compensation or benefits which have been earned prior to the date of termination pursuant to the express terms of this Agreement or the Option Agreement.

              c.           By the Executive

                             (i)      Termination not for Good Reason.

                                        The Executive may voluntarily terminate his employment other than for Good Reason (as defined in Section 6(c)(ii) below) at any time upon three (3) months prior written notice to the Company. A voluntary termination not for Good Reason by the Executive shall not include a date on which the Executive ceases to be employed by the Company due to death or Disability. Should the Executive voluntarily terminate his employment not for Good Reason at any time within two (2) years of the Effective Date, the Executive must repay the Company within three (3) months of the Executive’s termination such portion of the signing bonus described in Section 3(a) above as is equal to the product of such signing bonus multiplied by a fraction the numerator of which is the number of days that remain in such two-year period after the Executive’s termination and the denominator of which is 730. In the event of such voluntary termination by the Executive, the Company may at any time prior to the expiration of the notice period relieve him of his duties and pay him his salary in lieu of notice for the remainder of said notice period; and provided further that the Executive shall continue to be treated as an employee during the three (3) month period following written notice to the Executive for purposes of vesting in stock options granted pursuant to Section 3(c) above, regardless of whether the Executive actually remains an employee during such period.

                                        In the event of termination pursuant to this Section 6(c)(i), the Executive shall not be entitled to any compensation or benefits from the Company, except for such compensation or benefits which have been earned prior to the date of termination pursuant to the express terms of this Agreement or the Option Agreement.

                             (ii)    Termination for Good Reason.

                                        The Executive may voluntarily terminate his employment for Good Reason at any time upon three (3) months prior written notice to the Company. For purposes of this Agreement, “Good Reason” shall exist if the Company (i) effects a material adverse change to the employment responsibilities or authority of the Executive, (ii) effects a reduction in the base salary of the Executive, (iii) effects a material reduction in the Executive’s annual performance bonus potential under Section 3(d) hereof together with a material decrease in the Executive’s total compensation potential, (iv) relocates the Executive’s place of employment to a location that is more than thirty-five (35) miles from the location of the Company’s headquarters on the date of this Agreement, or (v) materially breaches this Agreement. A termination for Good Reason shall not include death or Disability. In the event of a termination for Good Reason by the Executive pursuant to this Section 6(c)(ii), (A) the Company shall pay the Executive an amount equal to one year’s annual base salary of the Executive at the time of such termination, plus an additional One Hundred Thousand Dollars ($100,000.00), and (B) all options granted to the Executive pursuant to Section 3(c) hereof shall fully vest and become exercisable immediately (so that 100% of all option granted pursuant to Section 3(c) shall be fully vested) and such options shall expire within 90 days of such termination for Good Reason, and (C) for the one year period beginning on the termination date and ending on the one-year anniversary of the termination date, the Company shall pay directly to the COBRA administrator all premiums for medical, dental, and vision benefits (other than the portion of the medical, dental and vision benefits premium for which Executive paid immediately prior to the termination date). The Executive shall not be entitled to any further compensation or benefits from the Company, except for such compensation or benefits which have been earned prior to the date of termination pursuant to the express terms of this Agreement or the Option Agreement.

     7.    Arbitration

            The parties shall endeavor to settle all disputes by amicable negotiations. Subject to Section 7(f) hereof, any claim, dispute, disagreement or controversy that arises among the parties relating to this Employment Agreement that is not amicably settled shall be resolved by arbitration, as follows:

            (a)    Any such arbitration shall be heard in the District of Columbia, before a panel consisting of one (1) to three (3) arbitrators, each of whom shall be impartial. Except as the parties may otherwise agree, all arbitrators shall be appointed in the first instance by the appropriate official in the District of Columbia office of the American Arbitration Association or, in the event of his or her unavailability by reason of disqualification or otherwise, by the appropriate official in the New York City office of the American Arbitration Association. In determining the number and appropriate background of the arbitrators, the appointing authority shall give due consideration to the issues to be resolved, but his or her decision as to the number of arbitrators and their identity shall be final. Except as otherwise provided in this Section 7, all of the arbitration proceedings shall be conducted in accordance with the rules of the arbitrators.

            (b)    An arbitration may be commenced by any party to this Agreement by the service of a written request for arbitration upon the other affected parties. Such request for arbitration shall summarize the controversy or claim to be arbitrated, and shall be referred by the complaining party to the appointing authority for appointment of arbitrators ten (10) days following such service or thereafter. If the panel of arbitrators is not appointed by the appointing authority within thirty (30) days following such reference, any party may apply to any court within the District of Columbia for an order appointing arbitrators qualified as set forth below.

            (c)    All attorneys’ fees and costs of the arbitration shall in the first instance be borne by the respective party incurring such costs and fees, but the arbitrators shall have the discretion to award costs and/or attorneys’ fees as they deem appropriate under the circumstances. The parties hereby expressly waive punitive damages, and under no circumstances shall an award contain any amount that in any way reflects punitive damages.

            (d)    Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

            (e)    It is intended that controversies or claims submitted to arbitration under this Section 7 shall remain confidential, and to that end it is agreed by the parties that neither the facts disclosed in the arbitration, the issues arbitrated, nor the views or opinions of any persons concerning them, shall be disclosed to third persons at any time, except to the extent necessary to enforce an award or judgment or as required by law or in response to legal process or in connection with such arbitration.

            (f)    Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled to initiate at any time legal action in a court of competent jurisdiction for the purpose of seeking and obtaining the issuance of a temporary restraining order, preliminary injunction and/or other similar relief restraining the Executive from committing or continuing to commit any breach of the Non-Competition Agreement pending final resolution of the arbitration proceeding. In the event the Company prevails in such arbitration proceeding, in addition to any other remedies granted to the Company pursuant to such proceeding, the Company shall be entitled to seek and obtain a permanent injunction and/or other similar relief restraining the Executive from committing or continuing to commit any breach of the Non-Competition Agreement.

     8.        Non-Waiver

                 It is understood and agreed that one party’s failure at any time to require the performance by the other party of any of the terms, provisions, covenants or conditions hereof shall in no way affect the first party’s right thereafter to enforce the same, nor shall the waiver by either party of the breach of any term, provision, covenant or condition hereof be taken or held to be a waiver of any succeeding breach.

     9.         Severability

                 In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid or unenforceable by a court of competent jurisdiction or any arbitrator, such provision shall be deleted from this Agreement and this Agreement shall be construed to give full effect to the remaining provisions thereof.

     10.       Governing Law

                 This Agreement shall be interpreted, construed and governed according to the laws of the District of Columbia, without regard to the principle of conflicts of laws thereof.

     11.       Headings and Captions

                 The paragraph headings and captions contained in this Agreement are for convenience only and shall not be construed to define, limit or affect the scope or meaning of the provisions hereof.

     12.       Survival

                 The provisions of the Non-Competition Agreement, the Option Agreement and the Stockholders’ Agreement (and any agreements incorporated therein by reference) shall survive the termination and/or expiration of this Agreement.

     13.       Entire Agreement

                 This Agreement, including the agreements expressly incorporated by reference herein pursuant to Sections 3(c) and 5 above (and any agreements incorporated therein by reference), contains and represents the entire agreement of the parties and supersedes all prior agreements, representations or understandings, oral or written, express or implied with respect to the subject matter hereof. This Agreement may not be modified or amended in any way unless in a writing signed by both the Executive and the Company.

     14.      Assignability

                 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, successors and assigns.

     15.       Notices

                 All notices required or permitted hereunder shall be in writing and shall be deemed properly given if delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, or sent by telegram, telex, telecopy or similar form of telecommunication, and shall be deemed to have been given when received. Any such notice or communication shall be addressed: (a) if to The Company, to Chief Executive Officer, The Corporate Executive Board Company, 2000 Pennsylvania Avenue, N.W., Washington, D.C. 20006; or (b) if to the Executive, to his last known home address on file with the Company; or to such other address as the parties shall have furnished to one another in writing.

     16.       Counterparts

                 This Agreement may be executed by facsimile signature and in two or more counterparts all of which shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

     17.       Mitigation

                 Executive shall have no duty to mitigate any breach by Company of this Agreement.

                 IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the 20th day of March, 2002 to be effective as of the Effective Date.

THE CORPORATE EXECUTIVE BOARD COMPANY

/s/ Michael A. Archer Michael A. Archer	By: /s/ Clay M. Whitson Name: Clay M. Whitson Title: Chief Financial Officer, Treasurer, Secretary